Exhibit 107

Calculation of Filing Fee Table

SC TO
(Form Type)

Via Renewables, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee

Fees to Be Paid	$4,500,000.00	(1)	0.00015310	$688.95	(2)
Fees Previously Paid	—		—	—
Total Transaction Valuation	$4,500,000.00	(1)
Total Fees Due for Filing				$688.95
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$688.95

(1)
Estimated for purposes of calculating the amount of the filing fee only. The calculation of the Transaction Valuation assumes that 200,000 shares of Series A Preferred Stock will be tendered and purchased pursuant to the Tender Offer.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.